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                                                                   EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


                  This AGREEMENT, between Wolverine Tube, Inc., a Delaware corporation (herein referred to as the "Employer") and John M. Quarles (herein referred to as the "Executive"), is effective this 16th day of September, 1996 (the "Effective Date").


                              W I T N E S S E T H:


         WHEREAS, there currently is in effect an Employment Agreement, dated as of April 1, 1994, as amended December 7, 1995 (the "Existing Employment Agreement"), between the Employer and the Executive;

         WHEREAS, the Employer and the Executive wish to replace the Existing Employment Agreement with this Agreement effective as of the date first set forth above, at which time the terms of this Agreement will supersede the Existing Employment Agreement;

         WHEREAS, the Executive is willing to serve in the capacities set forth herein and the Employer desires to retain the Executive in such capacities on the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

     1. Employment and Duties. The Employer hereby employs the Executive as its Chairman and the Executive hereby accepts such employment. The Executive shall have such duties as are set forth in the Certificate of Incorporation and the By-Laws of the Employer and such additional duties as are commensurate with the Executive's position, including without limitation, supervision and oversight of all employees and operations of the Company and any mergers and acquisitions. The Executive shall be responsible for reporting to the Board of Directors on behalf of management, presiding at all meetings of the stockholders and of the Board of Directors, and will perform such other duties and responsibilities as may be assigned to him by the Board of Directors. The Executive shall devote substantially all his business time, attention, skill and efforts to the faithful performance of his duties hereunder and shall not accept employment elsewhere during the Term (as defined in Section 2 of this Agreement). During the time that the Executive serves as Chairman, (i) the Executive shall devote such time to his position during the year ending December 31, 1996 as Executive deems appropriate in his sole discretion, and
(ii) thereafter, the Executive shall devote at least 60 days per year (working on such days of the year as are agreed upon from time to time by the


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Executive and the Board) in the performance of his duties hereunder.

     2. Term. This Agreement shall become effective on the Effective Date and shall terminate on December 31, 1997; provided, however, that all obligations of the parties to be performed subsequent to the Term shall survive and remain in full force and effect subsequent to the end of the Term. Upon the Effective Date, this Agreement shall supersede the Existing Employment Agreement.

     3. Compensation. During the Term, the Executive shall be entitled to the following compensation for his services to the Employer and any subsidiary of the Employer:

         (a) Base Salary and Adjusted Base Salary. The Executive's base salary (the "Base Salary") for the calendar year ending December 31, 1996 shall be at the rate of $400,400 per annum payable in accordance with the normal payroll practices of the Employer. The Base Salary shall be reviewed at least annually by the Board. The Base Salary level, as increased from time to time, shall not be decreased during the Term; provided, however, that commencing January 1, 1997 and during the time thereafter that the Executive serves as Chairman of the Employer pursuant to Section 1, his base salary (the "Adjusted Base Salary") shall be one quarter of the amount of his Base Salary effective on December 31, 1996, plus an amount equal to 1/60 of his Adjusted Base Salary for each day in excess of 60 days per year that the Executive devotes to his duties pursuant to Section 1 at the request of the Employer.

         (b) Annual Bonus. In addition to the Base Salary, for year the Executive shall be eligible to receive an annual bonus (the "Annual Bonus"), if any, payable under the Company's Key Manager Bonus Plan, or any successor or substitute plan as may be designated by the Board. For the year ending December 31, 1997, in addition to the Adjusted Base Salary, the Executive shall be eligible to receive the Annual Bonus, if any, calculated as that percentage of Base Salary actually paid to Executive as Adjusted Base Salary.

         (c) Benefit Plans. The Executive shall be entitled to participate in all incentive, savings and retirement plans and welfare benefit plans of the Employer applicable to other key executives, including but not limited to retiree medical benefits, and shall be entitled to vacation (except during 1997 while serving as Chairman) and fringe benefits in accordance with the policies of the Employer applicable to other key executives; provided, however, that in the event that the Employer makes changes to such plans that adversely affect the Executive in any way, the Employer will reimburse the Executive for costs incurred by the Executive in maintaining a level of benefits equivalent to those that were previously available to the Executive under the Executive's prior employment agreement with the Employer dated



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July 7, 1992. The changes referred to in the proviso of the previous sentence include changes made by Employer both before Executive's termination of employment and after any termination of employment. During such time that Executive provides services to Employer in any capacity under this Agreement, including as Chairman, he will be considered to be a full-time employee for purposes of all benefit plans of Employer, including without limitation, the Employer's medical benefit plans. The parties hereto agree that the intent of this Section 3(c), among other things, is to insure that upon his retirement at age 55 or thereafter, the Executive and his family shall be entitled to receive, until his attainment of age 65 or such later date as may be applicable to the other family members, the same retiree medical benefits without change that were in place under the Executive's prior employment agreement with the Employer dated July 7, 1992.

         (d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in the performance of his duties for the Employer which shall be paid to him in accordance with the policies and procedures of the Employer applicable to key executives.

     4. Termination of Employment.

         (a) Termination for Cause; Resignation Without Good Reason. If the Executive's employment is terminated by the Employer for Cause (as defined in Section 7 of this Agreement) or if the Executive resigns from his employment hereunder other than for Good Reason (as defined in Section 7 of this Agreement), the Executive shall be entitled only to payment of any Base Salary and Adjusted Base Salary earned prior to the Date of Termination (as defined in Section 7 of this Agreement), but not yet paid to the Executive, and any payment from any employee benefit plan and the continuation of coverage under any insurance program which may be required by law. The Employer shall be under no obligation to make any additional payments of Base Salary or Adjusted Base Salary, Annual Bonus or any other benefits specified in Sections 3 and 6 of this Agreement for any periods after the Date of Termination. The Executive shall not be entitled to the payment of any pro rata amount of any Annual Bonus for the calendar year during which the Date of Termination occurs.

         (b) Termination Without Cause; Resignation for Good Reason.

               (i) If the Executive's employment is terminated by the Employer without Cause, or if the Executive resigns from his employment for Good Reason, subject to the Executive's continuing compliance with
          Section 5 of this Agreement, the Executive shall be entitled to receive the following benefits:


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                    (A) The Executive shall be entitled to a severance payment
               (the "Severance Payment") equal to the Base Salary and Adjusted Base Salary he would have received during the remainder of the Term (assuming for the purpose of calculating this payment that the Executive will begin to receive Adjusted Base Salary on January 1, 1997). Such payment may be made at Executive's option either as a lump sum within 30 days after the Severance Date or as a series of payments in accordance with the Company's normal payroll procedures for the number of payment periods between the Severance Date and the end of the Term, and

                    (B) The Employer shall reimburse the Executive for any
               costs incurred by the Executive in maintaining medical and life insurance coverage substantially the same as the coverage the Executive would have received under Section 3(c) of this Agreement had he remained employed by the Employer through the end of the Term. The parties hereto agree that the intent of this Section 4(b)(i)(B), among other things, is to insure that the Executive, upon termination of the Executive's employment under Section 4(b) of this Agreement, shall be entitled to receive the same retiree medical benefits without change that were in place when the Executive entered into the Executive's prior employment agreement with the Employer on July 7, 1992, that the Executive would have received had he been employed through the Term of this Agreement.

               (ii) In lieu of the severance benefits set forth in Section 4(b)(i) above, the Executive shall have the option, subject to the Board's determination that the Executive is qualified, to continue to be employed by the Employer following the Severance Date in a different position designated by the Board at a location acceptable to the Executive during the period until the end of the Term at a salary equal to the Base Salary or Adjusted Base Salary that would otherwise be paid to the Executive pursuant to Section 4(b)(i)(A) above with customary benefits for such position and with such other compensation, if any, to be agreed upon by the Employer and the Executive at that time.

     (c) Death Before End of Term. If the Executive dies prior to the expiration of the Term, the Employer shall be under no obligation to make additional payments to the Executive's estate after the Date of Termination except for any Base Salary or Adjusted Base Salary earned prior to the Date of Termination but not yet paid and for the pro rata portion of any Annual Bonus for the period until his death. Such bonus payment shall be made



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at the time such bonus payment would normally have been made for such year. The
Employer shall also continue to provide any benefits to the Executive's survivors as required by law or by the terms of the Company's benefit plans as the same existed as of the Executive's prior employment agreement with the Employer dated July 7, 1992.

         (d) Disability. The Employer may terminate the Executive's employment because of Permanent Disability (as defined in Section 7 of this Agreement) prior to the expiration of the Term. If the Executive's employment is terminated because of Permanent Disability, the Executive shall be entitled to continue to receive payment of base salary and Adjusted Base Salary through the end of the term (assuming for the purpose of calculating this payment that the Executive will begin to receive Adjusted Base Salary on January 1, 1997) offset by any payment to the Executive on account of disability from any employer or government sponsored disability insurance plan through the end of the Term. The Employer shall also continue to provide any benefits to the Executive required by law or the terms of the Company's benefit plans as the same existed as of the Executive's prior employment agreement with the Employer dated July 7, 1992.

         (e) Notice of Termination Required. No termination of employment by the Executive or by the Employer pursuant to this Section 4 shall be effective unless the terminating party shall have delivered a Notice of Termination (as defined in Section 7 of this Agreement) to the other party.

      5. Non-Competition and Trade Secrets.

         (a) No Competing Employment. While employed by the Employer and for a period of 18 months after the Date of Termination (the "Restricted Period"), the Executive shall not, unless he receives the prior written consent of the Employer, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time, is engaged in the business of manufacturing copper or copper alloy tube or any other business engaged in by the Employer.

         (b) No Interference. During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, intentionally solicit, endeavor to entice away from the Employer or any subsidiary of the Employer, or otherwise interfere with the relationship of the Employer or any subsidiary of the Employer with, any person who is employed by the Employer or any subsidiary of the Employer or any person or entity who is, or was within the then most recent



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twelve-month period, a customer or client of the Employer's or any subsidiary of the Employer

         (c) Secrecy. The Executive recognizes that the services performed by him are special, unique and extraordinary in that, by reason of his employment, he may acquire confidential information and trade secrets concerning the operation of the Employer, the use or disclosure of which could cause the Employer substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate.

         Accordingly, the Executive covenants and agrees with the Employer that he will not at any time during the Restricted Period, except in performance of the Executive's obligations to the Employer, or with the prior written consent of the Employer pursuant to the authority granted by a resolution of the Board, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Employer or use any such information. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Employer's management with respect to the Employer's products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Employer's products), business plans, prospects, employee or employees' compensation, or opportunities but shall exclude any information already in the public domain which has been disclosed to the public during the normal course of the Employer's business.

         (d) Exclusive Property. The Executive confirms that all confidential information is the exclusive property of the Employer. All business records, papers and documents kept or made by the Executive relating to the business of the Employer or any subsidiary of the Employer shall be and remain the property of the Employer or such subsidiary, respectively, during the Term and at all times thereafter. Upon the termination of his employment with the Employer or upon the request of the Employer at any time, the Executive shall promptly deliver to the Employer, and shall retain no copies of, any written materials, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Employer or any subsidiary of the Employer other than personal notes or correspondence of the Executive not containing proprietary information relating to such business or affairs.

         (e) Injunctive Relief. The Executive acknowledges that a breach of any of the covenants contained in this Section 5 may result in material irreparable injury to the Employer for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the



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terms of this Agreement shall cease and the Employer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 5 or such other relief as may be required to specifically enforce any of the covenants in this Section 5. The Executive agrees to and hereby does submit to in personam jurisdiction before each and every such court for that purpose.

      6. No Forfeiture of Options.

         (a) In the event the Executive retires, dies, suffers from a Permanent Disability, resigns for Good Reason, or is terminated by the Employer without Cause, then, notwithstanding the provisions of Section 7(a), 7(b) and 14 of the 1991 Stock Option Agreement (as defined in Section 7 of this Agreement) and
Section 6(e)(i), 6(e)(ii) and 13 of the 1991 Stock Option Plan (as defined in
Section 7 of this Agreement), the options owned by the Executive which were granted pursuant to the 1991 Stock Option Agreement, whether or not vested pursuant to Section 4(a) of the 1991 Stock Option Agreement, shall not be subject to forfeiture or to Employer's rights of purchase and shall not expire, and instead shall remain in effect and continue to vest and become exercisable, until the end of the term of the 1991 Stock Option Agreement.

         (b) Notwithstanding the provisions of Section 7(a) of the Equity Incentive Plan (as defined in Section 7 of this Agreement) and Section 3(b) of the 1993 Stock Option Agreement (as defined in Section 7 of this Agreement), all options granted to the Executive pursuant to the 1993 Stock Option Agreement or otherwise under the Equity Incentive Plan shall fully vest on the earlier of (i) the date the executive relinquishes his duties as the Employer's President and Chief Executive Officer pursuant to Section 1(b) or (ii) December 31, 1996, and shall expire on the second anniversary of such vesting.

      7. Definitions. As used in this Agreement, the following terms shall have the following meanings:

         (a) 1991 Stock Option Agreement. "1991 Stock Option Agreement" shall mean the Non-Qualified Stock Option Agreement under the 1991 Stock Option Plan dated as of October 1, 1991 between the Employer and the Executive, as in effect on the date hereof.

         (b) 1991 Stock Option Plan. "1991 Stock Option Plan" shall mean the Wolverine Holding Company 1991 Stock Option Plan.

         (c) 1993 Stock Option Agreement. "1993 Stock Option Agreement" shall mean the Non-Qualified Option Agreement under the Equity Incentive Plan dated as of May 26, 1994 between the Employer and the Executive, as in effect on the date hereof.



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         (d) Cause. Each of the following shall constitute Cause:

               (i) the Executive's conviction for, or guilty plea to, a felony or a crime involving moral turpitude;

               (ii) the Executive's commission of an act of substantial personal dishonesty in connection with his employment by the Employer;

               (iii) a substantial breach of fiduciary duty in connection with his employment with the Employer which shall include, but not be limited to, (1) investment in any person or organization with the knowledge that such person or organization has or proposes to have dealings with the Employer, such person or organization competes with the Employer, or the Employer is considering an investment in such person or organization. (The reference to "organization" excludes federal credit unions, publicly owned insurance companies and corporations the stock of which is listed on a national securities exchange or quoted on NASDAQ if the direct and beneficial stock ownership of the Executive, including members of his immediate family, is not more than one percent (1%) of the total outstanding stock of such corporation); (2) a loan (including a guaranty of a loan) from or to any person or organization having or proposing any dealings with the Employer or in competition with the Employer; (3) participation directly or indirectly in any transaction involving the Employer other than as an officer or employee of the Employer; (4) acceptance from any person or organization having or proposing any dealings with the Employer or in competition with the Employer of any gratuity, gift, entertainment or favor which exceeds either nominal value or common courtesies which are generally accepted business practice; or (5) service as an officer, director, partner or employee of, or consultant to, any person or organization having or proposing dealings with the Employer or in competition with the Employer; or

               (iv) the Executive's willful and repeated failure, after written notice, to execute the written policies of the Employer as established by the Board.

         (e) Date of Termination. "Date of Termination" shall mean (A) if the Executive's employment is terminated for Permanent Disability, thirty (30) days after a Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (B) for any other reason (including nonrenewal of the Agreement), the date specified in the Notice of Termination (which, in the case of a termination



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without Cause shall not be less than thirty (30) days, and in the case of a termination by the Executive shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given).

         (f) Equity Incentive Plan. "Equity Incentive Plan" shall mean the Wolverine Holding Company 1993 Equity Incentive Plan.

         (g) Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's express written consent, any of the following:

               (i) a relocation of the Executive's place of employment to a place of business more than 35 miles from the location of the Executive's place of business as of the date hereof;

               (ii) a reduction in the Executive's benefits or pay pursuant to
          Section 4 of this Agreement, other than as provided for in this Agreement; or

               (iii) a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect on the date hereof, disregarding change in title only, other than as provided for in this Agreement.

The resignation by the Executive as Chairman after September 16, 1996 shall not be considered a resignation without Good Reason.

         (h) Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (i) Permanent Disability. "Permanent Disability" shall mean a physical or mental condition of the Executive that, in the judgment of the Employer, based upon certification by a licensed physician acceptable to the Executive and the Employer, prevents the Executive from being able to perform the services required under this Agreement and such condition has continued for a period of at least six months during any twelve consecutive months and is expected to continue as determined by the physician.

         8. Binding Agreement. This Agreement shall be binding on, and inure to the benefit of, the Employer and its successors and assigns whether by reason of consolidation, merger, reorganization or otherwise. This Agreement shall be binding on the Executive. This Agreement shall also inure to the benefit of



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and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

         9. Notice. Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the applicable address first set forth below (or such other address as may from time to time be designated by notice by any party hereto for such purpose):

                  Wolverine Tube, Inc.
                  Perimeter Corporate Park
                  Suite 210
                  1525 Perimeter Parkway
                  Huntsville, Alabama 35806
                  Attention:  Board of Directors

                  With a copy to:

                  Jones, Day, Reavis & Pogue
                  303 Peachtree Street
                  Suite 3500
                  Atlanta, Georgia  30308-3242
                  Attention:  Lizanne Thomas, Esq.

                  John M. Quarles
                  381 Santa Rosa Boulevard
                  Fort Walton Beach, Florida 32548

Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy confirmation or, if by certified mail, on the date shown on the applicable return receipt.

      10. Amendment and Waiver. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.



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      11. Merger of Prior Negotiations; Termination of Existing Employment
Agreement. Upon the Effective Date, this Agreement will set forth all of the promises, agreements, conditions and understandings between the parties hereto respecting the subject matter hereof and will supersede all prior negotiations, conversations, discussions, correspondence, memoranda and agreements between the parties concerning such subject matter. Upon the Effective Date, the parties hereby agree that the Existing Employment Agreement shall be terminated.

      12. Partial Invalidity. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

      13. Governing Law. This Agreement is to be governed by and interpreted in accordance with the laws of the State of Alabama applicable to contracts executed in and to be performed in that State.

      14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      15. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Alabama in accordance with the commercial rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.



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                  IN WITNESS WHEREOF, the parties hereto have executed
this Agreement as of the 16th day of September, 1996.


                                    WOLVERINE TUBE, INC.


                                    By:/s/ James E. Deason
                                       ----------------------------------------
                                       Name:  James E. Deason
                                       Title: Executive Vice President,
                                              Finance and Administration




/s/ John M. Quarles
---------------------------
John M. Quarles



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